Exhibit 10.12

September 23, 2020

Yalonda Howze

7 Linnaean St.

Cambridge, MA

02138

Re:	Employment Agreement

Dear: Yalonda:

This letter agreement (the “Agreement”) is made as of September 23, 2020 between Codiak BioSciences, Inc., a Delaware corporation (“Codiak” or the “Company”), and Yalonda Howze (the “Executive”) (together, the “parties”) and is effective as of, and conditioned on, the closing of the Company’s first underwritten public offering of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the date of such closing, the “Effective Date”).

The Company and the Executive are parties to an offer letter dated May 4, 2020 (the “Prior Employment Agreement”), which the Company and the Executive shall replace with this Agreement, such that the Prior Agreement is fully superseded and of no further effect, except that, to avoid doubt, the Executive’s Employee Confidentiality, Assignment and Nonsolicitation Agreement with the Company dated May 19, 2020 and attached hereto as Exhibit A (the “Employee Agreement”) is unaltered by this Agreement and remains in full effect. The equity awards held by the Executive shall continue to be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) governing the terms of such equity awards (collectively, the “Equity Documents”). The Employee Agreement and the Equity Documents are incorporated herein by reference. The Company and the Executive therefore agree as follows:

1. Position and Duties. The Executive shall serve as the Executive Vice President, Chief Legal and Compliance Officer of the Company and Corporate Secretary to the Board of Directors, and shall have such duties and responsibilities as may from time to time be prescribed by the Chief Executive Officer of the Company (the “CEO”) and the Company’s Board of Directors (including any committees thereof, the “Board”). The Executive shall devote the Executive’s full working time and efforts to the business and affairs of the Company. Except as set forth on Exhibit A, the Executive may not serve on other boards of directors or engage in outside business activities without the prior written consent of the Board, but the Executive may engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board in advance and do not interfere with the Executive’s performance of the Executive’s duties to the Company.

2. Compensation and Related Matters.

(a) Base Salary. The Executive’s base salary will be paid at the rate of $405,000 per year and will be paid in accordance with the Company’s standard payroll practices. The Executive’s base salary will be reviewed and adjusted by the Board. The base salary in effect at any given time is referred to herein as “Base Salary.”

(b) Bonus. The Executive will be eligible to participate in the Executive Cash Bonus Plan in effect from time to time (“Bonus Plan”). The Executive’s initial target annual cash incentive compensation will be 40 percent of the Executive’s Base Salary. The terms and conditions of the Executive’s bonus compensation shall be subject to the terms of the Bonus Plan (as the Plan is amended or altered by the Board in its discretion from time to time).

(c) Expenses. The Executive shall be entitled to reimbursement for all reasonable and documented expenses incurred by the Executive in performing services hereunder, subject to Codiak’s applicable policies and procedures.

(d) Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans. To avoid doubt, Codiak may alter the terms of, or eliminate, its employee benefit plans in its discretion.

(e) Equity Compensation. The Executive shall be eligible to participate in the Company’s equity incentive program, subject to approval by the Company’s Board. The Executive’s eligibility for and other rights with respect to any granted equity awards will be governed by the Equity Documents.

(f) Vacation. The Executive shall be entitled to vacation consistent with, and subject to, the Company’s vacation policy in effect from time to time (the “Vacation Policy”), which Policy is subject to change by the Company. Currently, the Vacation Policy provides the Executive with 20 paid vacation days each year, subject to accrual conditions and the other terms of the Policy. The Executive shall also be entitled to all Company paid holidays as designated by the Company from time to time.

3. Termination.

(a) At-Will. The Executive’s employment hereunder is at-will and may be terminated by the Executive or the Company at any time and for any reason.

(b) Accrued Compensation. In connection with the termination of Executive’s employment for any reason, the Company shall pay the Executive any Base Salary earned through the last day of the Executive’s employment with the Company (such date, the “Termination Date”), any unpaid expense reimbursements (subject to Section 2(c)) and any unused vacation that accrued through the Termination Date (if the Company’s policy on the date of the Executive’s termination provides for accrual of vacation), in each case on or before the time required by law.

(c) Severance. Under certain circumstances, the Executive shall be eligible for severance compensation as set forth in, and subject to, the Codiak Biosciences, Inc. Executive Severance Plan, which is attached hereto as Exhibit B (the “Severance Plan”). By signing this Agreement, you are agreeing to the terms and conditions of the Severance Plan.

(d) Notice of Termination. Except for termination by reason of death, any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written notice of termination to the other party.

(e) Automatic Resignation of Other Positions. The termination of Executive’s employment with the Company for any reason shall automatically be deemed a resignation by the Executive of any other position held by the Executive with the Company or any affiliate of the Company, whether as an officer, director, fiduciary or otherwise.

4. Continuing Obligations.

(a) Employee Agreement. The Employee Agreement remains in full force and effect.

(b) Protected Disclosures. The Executive understands that nothing contained in this Agreement limits the Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. The Executive also understands that nothing in this Agreement limits the Executive’s ability to share compensation information concerning the Executive or others, except that this does not permit the Executive to disclose compensation information concerning others that the Executive obtains because the Executive’s job responsibilities require or allow access to such information.

(c) Defend Trade Secrets Act of 2016. The Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(d) Litigation and Regulatory Cooperation. During and after the Executive’s employment with the Company, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while the Executive was employed by the Company. Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment with the Company, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company.

(e) Independence of Obligations. The Executive’s obligations under this Section and under the Employee Agreement shall be independent of any obligation, contractual or otherwise, the Company or its affiliates or agents have to the Executive, and any breach of such obligations by the Company or its affiliates or agents shall not constitute a defense to enforcement of this Section or result in a limitation of the Company’s remedies hereunder.

5. Integration; Absence of Reliance. This Agreement, the Employee Agreement, the Equity Documents and the Severance Plan constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, communications and understandings between the parties concerning such subject matter, including without limitation the Prior Employment Agreement. In signing this Agreement, the Executive acknowledges and agrees that the Executive is not relying upon any promise, communication or representation made by anyone at or on behalf of the Company with respect to the subject matter herein, except as expressly contained in this Agreement.

6. Amendment; No Waiver. This Agreement may be amended or modified only in writing signed by the Executive and the Chairperson of the Board. No waiver of the Company’s rights hereunder shall be effective unless made in writing and signed by an authorized officer of the Company. The failure of the Company to require the performance of any term or obligation of this Agreement, or the waiver by the Company of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

7. Governing Law; Jurisdiction. Except as otherwise expressly provided in the Equity Documents or the Severance Plan: (i) this Agreement, and any disputes related to the Executive’s employment with the Company (collectively, “Disputes”), shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles thereof; (ii) the parties hereby agree that the state and federal courts of Massachusetts shall be the exclusive jurisdiction and exclusive venue for any such Dispute, and hereby submit to such jurisdiction and venue; (iii) the parties hereby waive any right to a jury trial with respect to any such Dispute.

8. Successors. This Agreement shall be binding upon and inure to the benefit of the Executive and the Company and its successors and assigns.

9. Taxes. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

10. Survival. The provisions of this Agreement shall survive the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

Codiak BioSciences, Inc.

/s/ Douglas E. Williams
By:	Douglas E. Williams, Ph.D.
Its:	Chief Executive Officer and President

EXECUTIVE

/s/ Yalonda Howze
Yalonda Howze

Exhibit A

Exhibit B: Severance Plan